UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 23, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about January 20, 2005.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 5, 6, 8, 9, 11, 12, 13, 15, 16, 18, 19, 20, and 23, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH DECEMBER 15, 2004

1.                                      In the past Expeditors has provided 8-K filings addressing written inquires, received after quarterly earnings, within forty eight hours (as stated on your website).  Has there been a change to this policy and if so what should we expect going forward?

No, there hasn’t been a change in policy, but there is a difference between policy and practice.  We must admit that it has been our practice of late to be taking more time to get an 8-K out than we had promised in our policy.

So what is happening? We could say that this policy was established in the golden days before Sarbanes-Oxley, internal control audits and other well intended distractions that confront a company our size or we could fall back on the fact that we have always said, “freight comes first.”  Then again we could assert with some degree of truth that the breadth and depth of the questions we receive requires a great deal of time and effort to craft meaningful and accurate responses.

But, this is all just a bunch of excuses—which, whether they are lame or not, are something that we try not to offer.   You’re right, we’re not getting the 8-K’s done as timely as we promised and the real reason is that we have just gotten into the bad habit of taking a little extra time.

We know that it shows, but this stuff is not the work of professional writers or even English majors working under any sort of strict deadline.  We suppose that we could “outsource” the 8-K, but we think that it still makes sense to have senior management at Expeditors answer your questions directly.    Our goal is to educate members of the investing public who have an interest in Expeditors by responding to questions in the same manner that try to run the business—straight from the gut with direct communication.

We’ve been a little slow of late and we do apologize for that.  We’re still trying to respond within the 48 hour goal, but even when they are late, we hope that we have put something out that was worth the wait.

2.                                      Have you had any notification from the PierPass organization regarding the timing of extended port hours?  The last I’ve seen is that it’s now set to begin in the first quarter of 2005 though gate openings should be accelerated faster than the five month phase in period originally planned.  Do you have any expectations for the program as far as clearing the current congestion?  And finally, are any Asian ports facing similar congestion issues, currently or expectedly?

PierPass, which we discussed at some length in question 5 of the 8-K filed October 29, 2004, is one attempt, of many seeking to clear up the port congestion on the west coast of the U.S.  It is not meant as a shot at PierPass, but unfortunately, PierPass really treats some of the symptoms of the problem and does not cure the disease itself.

West coast port congestion is much more complicated than spreading out the times that trucks have access to port infrastructure. When you have a cold, taking a cold capsule is really the only thing that you can do to feel better—but its only treating a symptom and will not cure the disease.  However, whenever an immediate cure is not possible, some abeyance of the symptoms is better than suffering.  But nobody should believe that the cure is in process.

There are several factors that cause port congestion.  They range from new ships with larger container capacity, to inadequate rail links, to an absence of specialty cranes and other infrastructure upgrades.

Many of the Asian ports are also struggling with congestion at this stage, but then again Singapore, Shanghai and Hong Kong have historically been congested to some degree or another.  That having been said, they have invested more heavily in infrastructure as they have gone along.

3.                                      Why do the co-founders [James Wang and Peter Rose] of Expeditors still get out of bed and come to work at the company?

To paraphrase Lt. Colonel William Kilgore (the Robert Duvall character in the movie Apocalypse Now) perhaps “they love the smell of freight in the morning.”  Frankly, no one around here has had the nerve to ask.

We do know that this business is somewhat infectious and intoxicating and these two founders do still share in the thrill of watching a company they co-founded.  Back then there were six offices and twenty employees which has grown into a company with 170 offices and nearly 9,400 employees in just twenty five years and that certainly provides for jolts of enthusiasm.    No doubt James and Peter also get a great deal of satisfaction from watching the development of people they hired at an entry level some 15-20 years ago ascend to an executive officer position.

At this stage, their greatest satisfaction no doubt comes from developing other people and watching their achievements within a growing and successful company.  Just as most people never tire of watching their children grow and develop; Peter and James never tire of watching Expeditors’ ongoing growth and development.  Ironically, Peter and James each have three children and one they share—Expeditors.

4.                                      As Expeditors has grown larger, has anything changed for the worse in terms of either company culture, workplace attitude, degree of teamwork, “politics”, hiring of highly capable operational people, or the types of people hired?

Winston Churchill once said, “The only way a man can remain consistent amid changing circumstances is to change with them while preserving the same dominating purpose.”  Now we have no idea what this really means, but it sure seems to fit with your question.

Expeditors’ growth has certainly come with challenges in each of the areas that you mention.  However, we think that a consistent tone from the top and keeping the same dominating purposes that were fundamental in Expeditors’ founding remain fundamental today.  Expeditors could be regarded in some respects as a great experiment.

As new people join the organization, they must be given the opportunity to discover for themselves the “magic” that makes Expeditors different.  They must be allowed to discover the value of our culture, our values, and in essence, our purpose, without ruining what Expeditors has become.  One can only learn this lesson through experience.

This is where mentoring comes in.  As one generation of leaders and managers prepares another, a certain amount of tolerance must be shown to allow for this “learning” phase.  At the same time, no tolerance can be shown for actions that would destroy our foundation if repeated with frequency.

Fortunately, our history has shown that where we adhere to those principals and purposes upon which we were founded, we are successful—regardless of where in the world we’ve staked our flag.  Where we stray from these founding principles, we are not nearly as successful—if successful at all.  Experiential learning is effective learning.  After all, even the dumbest rat finds the cheese in a maze after a few shocks and a few tries.

5.                                      How does Expeditors view the Federal Maritime Commission’s final rule that will allow NVOCCs to enter into confidential agreements with shippers and which is set to take effect in early 2005?  Does this proposed rule represent a drastic change from how NVOCCs and shippers have done business in the past?  Will this enable forwarders to take a material amount of business from underlying ocean carriers or does this just protect current forwarder customers from being lured away?  Please discuss.

At a base level, the dynamics of this business really won’t change, regardless of the mechanism that is used to establish agreement on pricing and terms of maritime trade.  The fact that an NVOCC can now reach agreements with customers on pricing and volume commitments as compared with having to offer services only with a public tariff filing isn’t going to make or break a lot of business opportunities.

We don’t actually think that the ability to enter into contracts will enable indirect carriers to move significant business away from underlying ocean carriers.  Those shippers who use Expeditors’ services versus those of the direct carrier, do so because they require services that are not as readily available from the asset based providers.  Contracts are not going to change that dimension.  When it makes sense for a customer to deal with a direct carrier, they will likely look to establish that relationship directly.  Where value-added services or asset independence are important, customers will be attracted to our services.

6.                                       Has Expeditors made, or do you anticipate making, any significant changes to the valuation assumptions for employee stock options (i.e., assumed volatility, estimated option life, etc.)?

During December, the FASB published what apparently is the definitive accounting statement on recording expense associated with stock options.  Since we are late with this 8-K, we won’t take the cheap shot and dwell on the fact that this is the second or third definitive statement on equity compensation promulgated by this standard setting body over the past seven or eight years.

A day of financial reckoning appears to be at hand and we assume this is why you ask about the assumptions that underlie our FAS 123 footnote disclosure.  To be frank, you are asking if we are going to fuss with the assumptions that currently show up as a footnote to our financials since this number is about to become a financial statement expense.

While we did not take this, or any other, footnote disclosure lightly we will again be looking closely at the assumptions inherent in the Black Scholes model very closely.  But let’s face facts; our options are very expensive when measured under either a binominal or the Black Scholes methodology.  Two factors are responsible for this: 1) our stock has done extremely well from any sort of historical measure and each of these models assume that historical performance is the best predictor of future results and 2) our employees who receive stock option grants tend to be big fans of Expeditors and they don’t tend to leave their jobs nor do they cash out their holdings lightly.  These factors create a high volatility factor and a long-lived option.  This makes for expensive options – a good company to have been invested in, but one that issues expensive options to its employees.

That our existing shareholders have benefited from the historical volatility of Expeditors is undeniable just as we think these shareholders have greatly benefited from the stability that long-term incentive compensation has brought to our company.  Readers, if you have been invested in our stock, we think you have a tough time saying that the stock price has not benefited you and we know that the company has benefited from the fact that employees with incentive compensation grants have tended to stay with the company.  Unfortunately, these same factors will make our new GAAP mandated expense rather costly.

But we all need to keep in mind the fact that a stock option is of no value without future stock price appreciation – an event that will benefit both optionees and shareholders no matter what the GAAP rules may require.

We recognize that the FASB option expensing rules create a real Ricky Ricardo circumstance (Lucy—you have a lot of ‘splaining to do), however, no matter how well we ‘splain our option philosophy, the accounting rules cannot change the fundamentals of Expeditors.  There is nothing about the new accounting rules that should be new to our investors.

We have no doubt that the new accounting rules requiring stock option expense will be successful in reducing the total number of stock grants.  At the same time, if the market in the form of financial analysts and shareholders are going to “devalue” their holdings because of this accounting change, then we have to wonder what this is all about?  The magnitude of these new “expense” numbers has been out there in our footnotes for several years.  If stock options actually make a difference in the intrinsic value of our company, they certainly should be reflected in today’s valuations.

7.                                      In #64 - DECEMBER NEWSLETTER (12/15/2004) you state that Expeditors will be implementing a U.S. $20.00 charge to cover processing fees for any payments made in U.S. dollars in the South Pacific. Doesn’t Expeditors have a U.S. dollar account in any of its markets in the South Pacific into which payments can be made without paying this charge?   What is the rationale behind charging a payment on a payment?

Handling a currency other than the local currency often has a cost on the local level.  While it is true that we keep our books in U.S. dollars and it is a fact that we do have a U.S. dollar account in most locations if only to avoid currency fluctuations on available cash, accepting a foreign currency payment can cause a problem. As hard as it is for an American to understand, in many parts of the globe, the U.S. dollar is a foreign currency.

8.                                      When is Expeditors’ planned fourth quarter 2004 earnings release date?  Will this be in the morning or the afternoon?

Expeditors plans to release our fourth quarter 2004 earnings press release before the market opens on February 15, 2005.  Careful observers might know that in years past, we released earnings on the second Tuesday in February which would have been a week earlier, but given the Sarbanes Oxley requirement for a stand alone internal control audit, there is going to be enough additional work to do this year that we need a couple of extra days to wrap everything up.

9.                                      Will you please comment on any changes to your expected effective tax rate going into 2005?  Can we expect it to be inline with what you report in 2004?

As we said in a previous 8-K, predicting our tax rate is really a fool’s game.  The major source of the historic variability is the amount of our state tax expense which depends upon the amount of U.S. source taxable income versus the amount earned outside the U.S. which will be returned as a dividend.  Our 2005 overall tax rate will again be subject to this variability.  If nothing else were unique about 2005, our answer would be that the tax rate for 2004 would be the best proxy for this factor.  However, 2005 will present an additional unique challenge.

A provision of The American Jobs Creation Act of 2004 passed by Congress and signed into law without much fanfare during the recent presidential campaign allows a one-time window for the redemption of foreign earnings at a special low federal tax rate of 5.25%.  Now a rate this low comes with some significant limitations (like the fact that the amount eligible for the special rate must be in excess of a three year average of the years from 1998 to 2002 excluding the highest and lowest) which are just computational and with public policy strings (like the fact that a plan needs to be developed by the C.E.O. and approved by the board of directors for the reinvestment of these repatriated amounts in activities in the U.S. calculated to generate jobs).  There is enough here that we still can’t quantify the effect it might have on Expeditors.  What we can say is that the effect at Expeditors will likely be different than it will be elsewhere which is to say that most companies will look at a small incremental tax cost in exchange for U.S. liquidity while we expect to receive a one time tax benefit in an amount that depends on a U.S. investment plan that has yet to be developed.

10.                               Could you please discuss your current top five, top ten, and/or top 25 customers by revenue worldwide?  Are these customers growing as a percent of total revenue compared to previous quarters and years?  Have you seen any significant increase in the total number of customers?  And of any new customers signing on, do you expect volumes to materially increase going forward?

As of mid-December 2004, we have no customer that contributes 5% or more of our total net revenue.  During the month of October 2004, our top 50 customers made up slightly more than 32% of our total net revenue.  This has been fairly consistent this year and has been relatively constant throughout the last couple of years.  The growth rate within our top 50 customers, measured year over year, is on par with our overall growth rate.  We have always grown by attracting new market share from both new and existing customers, so as we grow we continue to increase our total number of customers.  Acquiring new customers is nothing new for us—rather, like expanding our service offerings to existing customers, it is expected.

11.                               How are your air and ocean forwarding volumes and yield trends tracking relative to your internal expectations?  Do freight flows typically slowdown in mid-December and early January and are you seeing a similar seasonal trends this year?

November 2004’s volumes tracked very close to expectations for both ocean and air.  There was yield pressure, but by and large it was comparable with yields in previous Novembers.

As for slowing freight—typically there is a slowing in ocean freight after the U.S. Thanksgiving holiday.  Airfreight, however, can run up almost to late December as merchandise continues to arrive for the Christmas retail crunch.  Another factor that has an influence late in the year is the timing of Chinese New Year.  When we have an early Chinese New Year holiday, the typically “mini-peak” that builds up prior to the factory closings can begin to be felt in late December.  This is an early Chinese New Year, so it wouldn’t be totally unusual to see freight volumes remain strong right through the end of the year.   While we don’t have any real meaningful December 2004 data, so far, reports are that volumes are holding up.

12.                               A few more questions as they relate to the potential use of private contracts by an NVOCC.  Under a hypothetical private contract, would the shipper contractually commit to volume levels with a forwarder more so than in the current shipper-forwarder relationship?   If so, does this allow forwarders to expand its use of forward block space commitments with ocean carriers?  Why would a shipper that deals directly with an ocean carrier be willing to deal with an NVOCC once private contracting was an option?  Has Expeditors ever lost a business opportunity because it did not have the ability to negotiate a private contract?  Could confidential contracts provide forwarders more leverage against the ocean carriers in terms of price/capacity negotiations?

Historically, NVOCC’s like Expeditors have only been able to offer services under a regulated tariff as opposed to a service contract.  This means that the same tariff rates were available to any shipper moving goods meeting the commodity description between the specified origin and destination.  Our tariff filings typically did not have time and volume requirements, so the world of private contracts will potentially provide a new dimension in theory.  In practice, we don’t expect to feel the earth move as a result of this change.

13                                  Will you provide a rough estimate for the breakdown of ocean forwarding (as a percent of volume or of net revenue) by Asia to US, Asia to Europe, and US exports?

We don’t do a lot of ocean forwarding, in the strict sense of the word—that being that a forwarder acts as the agent of the carrier in exchange for a commission payment.  In excess of 85% of the time we are acting as an NVOCC and not a forwarder.  In these cases we are not the agent of the carrier, we are their customer and we are the principal with respect to the customer as we become their carrier.

As of 2004, Asia to North America traffic represents approximately 70% of our total NVOCC volume while Asia to Europe represents about 15% and North American Exports about 10%.  The remainder of the here to there pairs make up the balance of about 5%.

14.                               Adjusting for lanes and product mix (i.e., comparing apples to apples), is it your sense that net revenue per ocean container is still lower year over year in the Asia to U.S. lane?  Can you qualitatively determine how much of this is related to the inability to pass through higher costs and how much is related to a more aggressive pricing environment among forwarders?

Yes, net revenue per ocean container has been somewhat lower in 2004 than in 2003.  It is difficult for us, at the macro level, to give character to the extent that this lower net revenue per box is due to an inability to pass through higher costs versus more a more aggressive pricing environment.  At some level these are “Twin Sons of Different Mothers” to borrow the title of an old Dan Fogelberg and Tim Weisberg album.  While they could be different on one side of the mirror, they really look the same from the other.

15.                               Can you provide detail on air and ocean freight year-over-year volume growth in November 2004 and thus far in December?  In your November 2004 8-K Expeditors mentioned freight backlogs in Asia, how did these progress?  What are your year-over-year volume growth expectations for the remainder of December?

From a volume standpoint, year over year, airfreight tonnages were up nearly 25% in November 2004 and ocean freight container counts were up nearly 39%.  Freight backlogs in Asia are still occurring intermittingly—but not to the degree that a robust charter market developed.

December 2004 isn’t over, so we’d rather not discuss expectations for this month, other than to acknowledge that reports we have seem to indicate that volumes appear to be “hanging in there”.  That’s more than a “rough” estimate, how much more is for you to decide.

16.                               Please discuss air and ocean freight transportation costs during November and into December 2004.  Fuel started a gradual decline later in the fourth quarter, did this help alleviate some of the pricing pressure Expeditors discussed in its last 8-K.  Is capacity more available currently vs. November 2004 keeping in mind seasonality?

Some portion of the PSAF (Peak Season Adjustment Factor) increases on the ocean side, and not with all carriers, started to roll back on the 1st of November, however, because of the pricing pressures inherent in the market, given volumes and capacity, there was no significant change in rates.  On the airfreight side, PSAF increases did not start to come off until mid-December 2004 and even then not with all carriers.  “Currently”, it is still much too close to November to be able to accurately answer this question.  Normally, the closer we get late December, the more the capacity frees up.  Chinese New Year comes early this year, so we will have to wait until December is over to have much to say about what happened.

17.                               Did continued congestion at west coast ports result in additional and meaningful ocean to air freight diversions in November 2004?  Can you quantify this total amount of air to ocean freight diversions, if material?

No, we did not really notice any diversion of ocean freight to the air product as a result of west coast port congestion.  In any event, this is certainly not the sort of thing that can be easily quantified by any honest observer.

18.                               In your last 8-K you noted that operating results were up 15.7% during October 2004. Can you confirm what this metric means?  Is it operating income?  If it is operating income did you apportion costs for two fewer operating days in the quarter or not?

In the patois of Expeditors, a 15.7% increase in operating results is the same as talking about an increase in operating income after bonus.  As for apportionment of costs, that sounds way too French for us.  Frankly, we just don’t get that sophisticated.

A month is a month around here.  Costs are recorded consistently in our monthly profit and loss statements.  While some months may have more working days than others, that’s reality.  We didn’t invent the calendar and we aren’t going to start making compensating adjustments for it.  Sometimes you’ll have 5 Fridays in a month and other times you won’t and in this business you would like every day to be a Friday.   We are not on a 52-week year with 13-week quarters.  We are on a calendar year with three month quarters, therefore allocations would, in our opinion, be worthless.

19.                               Have you seen any relief in either ocean or air yields as a result of fuel costs coming off their highs during November 2004?

At this point in December 2004, we expect that we will eventually see some, but it is premature to call this one.

20.                               At some point, assuming that the cash keeps growing on your balance sheet, will you contemplate returning some of that cash back to shareholders in the form of a one time dividend?  If so, what amount of cash do you feel necessary to maintain on the balance sheet after such a dividend?

We can categorically state that all discussions with our Board of Directors concerning proper cash utilization have rejected the “one-time” dividend philosophy.

21.                               How can we invest in your stock?  Can we do it directly?

Since you can’t invest directly with Expeditors, we’d suggest that you call your stock broker.  We don’t have any sort of dividend reinvestment plan and we certainly wouldn’t sell stock directly to the public without having a registration statement on file with the SEC – which we don’t.  As the last questioner would agree we don’t need the money right now.

22.                               Have you found that the extra work that it takes to conduct the Q&A sessions in the unique manner that you do, has paid off in tangible results such a media exposure and business contacts or does it just fit the personality of the management team regardless of any potential gains [or the potential alienation of some analysts who would prefer the standard conference call format]?

Other than the pressure to publish these timely, we think that the extra work required to put out regular 8-Ks is well worth it.  The feedback from our shareholders has been positive and it does fit the personality of Expeditors, to some degree.

As for alienating analysts, we’ve almost never intentionally tried to alienate an analyst and our reasons for doing the question and answer format is the spirit, if not the letter, of regulation FD.

Our thoughts on conference calls have been borne out through our own experience and also from comments many buy and sell side analysts have shared with us.  Conference calls are staged events, and in case you don’t know where we stand, we think they are half past worthless.

We think that being able to take a serious question, research the response, write it down, think about it, have a couple of sets of eyes look it over, even have a discussion about the response if need be, is superior to a spontaneous non-answer to a spontaneous almost non-question.

If you want quality information, we think that the 8-K forum that we use is the best way to convey it.  If you want reactions from management, schedule a visit after doing your homework.  If you want inside information in violation of the spirit of regulation FD, look somewhere else.

23.                               Can you envision any changes in the means that we conduct homeland security that may negatively impact the way you conduct business or affect the bottom line in a positive or negative direction?

At a practical level no.   As long as we all have to play by the same rules, security is an important and necessary fact of life post 9/11/01.

24.                               I was very interested to read of Mr. Rose’s past as a hockey defenseman when a questioner asked you to opine on Pete Rose’s role in the Baseball Hall of Fame in the August 12, 2004 8-K.  As an obsessed hockey fan, in depression during the NHL lockout, I wondered if you had any opinion or insight [having been both a player and a CEO] as to NHL lockout and its affect on the future of our beloved sport?

We typically don’t address questions that are not “freight-related” in some aspects.  However, as we thought about your question, we realized that there is something to be learned from a critical analysis of what has happened to professional hockey that might have some tie in to how we run Expeditors.  So, for what it’s worth, here you go.

First off, as a life-long Leafs’ fan, let’s first extend our empathy—experiencing a winter without hockey is worse than experiencing a Christmas without snow by a quantum factor of thousands.  Remembering youthful days past, your heart can’t help but yearn for simpler times and a fifteen year old set of ankles and knees.

However, from those experiences, we would say that it is our opinion that to truly love hockey, you have to have played it at some level—even if it was only at the pick-up level on the outdoor public rinks—or at least followed it early enough in life to have it become second-nature and synonymous with cold.  It is almost axiomatic that you can’t create desire and a passion in the hearts of someone who has never felt the euphoria that comes from success—regardless of what endeavor you may undertake.  And, without an understanding, desire, and the passion and will to win, you cannot succeed at the top level in any field of endeavor.

In professional hockey these days, we have what is essentially a Canadian sport albeit played mostly in parts of the United States.  Professional hockey relies on the majority of its revenues from a bunch of people who’ve likely never played the game, probably don’t understand it completely, and most certainly do not understand the nuances—for instance they actually think that a fight is really just a fight and not actually an integral part of controlling the tempo of the game.  These fans are drawn to it by the fast action, the skillful skating and a hope for gratuitous violence.  Its commissioner is now an attorney from New York who not only has never played the game, but one who probably doesn’t understand the game at its base emotional level (for example, can he ice-skate and did he ever play the game as a kid?).

We think that the owners and the players’ representatives need to divide up sides, go to an outdoor public rink in one of the old neighborhoods of Montreal or Toronto and re-discover the true magic of why kids play hockey.  Gordie Howe and the Hull brothers and Stan Mikita never made the mega bucks and were never celebrities in the sense that today’s hockey stars aspire to be.  But, they were hockey players, and they knew the magic of it all.  While we’re on the subject, it might be a good idea to “suit up” the commissioner (if he can’t skate—strap some crampons on those wing-tip shoes, give him a mask and make him play goalie), everyone else would get some therapeutic relief from firing slap shots at him from point-blank range.  That might help both sides to realize that while there may not be the money in hockey that there is in the NBA, Major League Baseball or the NFL, you can still make a decent living—players and owners alike—by focusing on fulfilling the dream of those kids still playing on the outdoor ice rinks.

The tie in to Expeditors? “You can never be successful if you forget from whence you came.”—or if you have no idea where you should have come from in the first place.  Recognize opportunities for what they are, not for what you want them to be and pursue them according to the actual potential for return, not for what you hope may be coming along.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

December 23, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

December 23, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer